Exhibit 99.1
KINDER MORGAN, INC. INCREASES
QUARTERLY DIVIDEND TO $0.40 PER SHARE

Dividend 14% Higher Than Second Quarter 2012

HOUSTON, July 17, 2013 - Kinder Morgan, Inc. (NYSE: KMI) today increased its quarterly cash dividend to $0.40 per share ($1.60 annualized) payable on Aug. 15, 2013, to shareholders of record as of July 31, 2013. This represents an increase of 14 percent from the second quarter 2012 cash dividend per share of $0.35 ($1.40 annualized) and is up from $0.38 per share ($1.52 annualized) for the first quarter of 2013.
For the first six months of the year, KMI reported cash available to pay dividends of $807 million, 32 percent higher than $610 million reported for the same period in 2012. For the second quarter, KMI reported cash available to pay dividends of $294 million, down from $307 million for the same period a year ago primarily due to timing of cash tax payments. For the full year, KMI expects an 18 percent increase in the cash available for dividends over 2012 and, as previously announced, expects to declare dividends totaling $1.60 per share.
Chairman and CEO Richard D. Kinder said, “KMI reported strong results for the first two quarters of 2013 primarily due to continued strong performance at Kinder Morgan Energy Partners (NYSE: KMP), including contributions from KMP's acquisition of Copano Energy on May 1, 2013, and solid results at El Paso Pipeline Partners (NYSE: EPB), as well as from the natural gas assets obtained in the May 2012 acquisition of El Paso Corporation.”
“Looking ahead, KMI is well positioned for future growth across our North American asset footprint,” Kinder said. “We currently have identified approximately $14 billion in expansion and joint venture investments across the Kinder Morgan companies, and we are pursuing customer commitments for many more projects.”
Outlook
As previously announced, KMI increased its expected declared dividend for 2013 to $1.60 per share from its 2013 published annual budget of $1.57 per share following the closing of the Copano acquisition. KMI's revised expected declared dividend per share represents an increase of 14 percent over
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its 2012 declared dividend of $1.40 per share. Growth in 2013 is expected to be driven by continued strong performance at KMP, along with contributions from EPB and the natural gas assets that KMI acquired in the El Paso Corporation transaction.
Other News

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KMI's board of directors has approved a share and warrant repurchase program, authorizing KMI to repurchase in the aggregate up to $350 million of its (i) Class P common stock or (ii) warrants to purchase shares of its Class P common stock, which are currently trading on the New York Stock Exchange. Repurchases may be made by KMI from time to time in open-market or privately-negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. Under the repurchase program, there is no time limit for share or warrant repurchases, nor is there a minimum number of shares or warrants that KMI intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.

Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $115 billion. It owns an interest in or operates approximately 82,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 17 at www.kindermorgan.com for a LIVE webcast conference call on the company's second quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind our use of cash available to pay dividends is to measure
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and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Emily Mir	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
emily_mir@kindermorgan.com	www.kindermorgan.com

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Kinder Morgan, Inc. and Subsidiaries Preliminary Cash Available to Pay Dividends (Non-GAAP, Unaudited) (In millions)

	Three Months Ended June 30,		Six Month Ended June 30,
	2013	2012	2013	2012
KMP distributions to us
From ownership of general partner interest (1)	$432	$348	$844	$679
On KMP units owned by us (2)	36	27	72	53
On KMR shares owned by us (3)	20	18	40	35
Total KMP distributions to us	488	393	956	767

EPB distributions to us
From ownership of general partner interest (4)	51	32	100	32
On EPB units owned by us (5)	57	50	113	50
Total EPB distributions to us	108	82	213	82

Cash generated from KMP and EPB	596	475	1,169	849
General and administrative expenses and other (6)	(18)	(13)	(29)	(16)
Interest expense	(12)	(8)	(66)	(85)
Cash taxes	(260)	(191)	(254)	(193)
Cash available for distribution to us from KMP and EPB	306	263	820	555

Cash available from other assets
Cash generated from other assets (7)	76	124	187	135
EP debt assumed (8)	(71)	(56)	(158)	(56)
EP acquisition debt interest expense (9)	(17)	(24)	(42)	(24)
Cash available for distribution to us from other assets	(12)	44	(13)	55

Cash available to pay dividends (10)	$294	$307	$807	$610

Diluted Weighted Average Number of Shares Outstanding	1,038	843	1,038	776

Cash Available Per Average Share Outstanding	$0.28	$0.36	$0.78	$0.79
Declared Dividend	$0.40	$0.35	$0.78	$0.67

Notes:
(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.32 and $2.62 per common unit declared for the three and six months ended June 30, 2013, respectively, and $1.23 and $2.43 per common unit declared for the three and six months ended June 30, 2012, respectively, (ii) 381 million and 340 million aggregate common units, Class B units and i-units (collectively KMP units) outstanding as of April 29, 2013 and April 30, 2012, respectively, (iii) 433 million estimated to be outstanding as of July 31, 2013 and 347 million aggregate KMP units outstanding as of July 31, 2012 and (iv) waived incentive distributions of $4 million for the six months ended June 30, 2013 and $7 million and $13 million for the three and six months ended June 30, 2012, respectively. In conjunction with KMP’s acquisition of its initial 50% interest in May 2010, and subsequently, the remaining 50% interest in May 2011 of KinderHawk, we as general partner have agreed to waive a portion of our incentive distributions related to this investment from the first quarter of 2010 through the first quarter of 2013.

(2)	Based on 28 million and 22 million KMP units owned by us as of June 30, 2013 and 2012, respectively, multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.
(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three and six months ended June 30, 2013 and received as distributions for the three and six months ended June 30, 2012, respectively. We did not sell any KMR shares in the first six months of 2013 or 2012. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.63 and $1.25 per common unit declared for the three and six months ended June 30, 2013, respectively and $0.55 per common unit declared for the three months ended June 30, 2012, (ii) 216 million outstanding as of April 29, 2013 and 218 million estimated to be outstanding as of July 31, 2013, and (iii) 208 million aggregate common units, outstanding as of July 31, 2012 .

(5)	Based on 90 million EPB units owned by us as of June 30, 2013 and 2012, multiplied by the EPB per unit distribution declared, as outlined in footnote (4) above.
(6)	Represents general and administrative expense, corporate sustaining capital expenditures, and other income and expense.
(7)
Represents cash available from former El Paso Corporation (EP) assets that remain at KMI , including TGP, EPNG and El Paso midstream assets for the periods presented prior to their drop-down to KMP, and our 20% interest in NGPL. Amounts include our share of pre-tax earnings, plus depreciation, depletion and amortization, and less cash taxes and sustaining capital expenditures from equity investees.

(8)	Represents interest expense on debt assumed from the May 25, 2012 EP acquisition.
(9)	Represents interest associated with Kinder Morgan, Inc.'s (KMI) remaining debt issued to finance the cash portion of EP acquisition purchase price.
(10)
Excludes $274 million and $284 million in after-tax expenses associated with the EP acquisition and EP Energy sale for the three and six months ended June 30, 2012, respectively. This includes (i) $94 million in employee severance, retention and bonus costs; (ii) $67 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules; (iii) $37 million in advisory fees; and (iv) $55 million and $64 million, respectively, for the three and six months ended June 30, 2012 for legal fees and reserves.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statement of Income (1) (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$3,382	$2,167	$6,442	$4,024

Costs, expenses and other
Operating expenses	1,897	1,024	3,286	1,910
Depreciation, depletion and amortization	442	333	854	607
General and administrative	183	501	323	630
Taxes, other than income taxes	102	69	200	119
Other expense	(17)	(20)	(16)	(18)
	2,607	1,907	4,647	3,248

Operating income	775	260	1,795	776

Other income (expense)
Earnings from equity investments	93	72	194	137
Amortization of excess cost of equity investments	(9)	(2)	(18)	(4)
Interest, net	(427)	(291)	(829)	(470)
Gain on remeasurement of previously held equity interest in Eagle Ford Gathering to fair value	558	—	558	—
Gain on sale of investments in Express	—	—	225	—
Other, net	16	7	18	8

Income from continuing operations before income taxes	1,006	46	1,943	447

Income tax expense	(225)	(9)	(504)	(105)

Income from continuing operations	781	37	1,439	342

Income from discontinued operations, net of tax	—	47	—	97
Loss on sale and remeasurement of KMP's FTC Natural Gas Pipelines disposal group to fair value, net of tax	—	(327)	(2)	(755)
Loss from discontinued operations	—	(280)	(2)	(658)

Net income (loss)	781	(243)	1,437	(316)

Net (income) loss attributable to noncontrolling interests	(504)	117	(868)	211

Net income (loss) attributable to KMI	$277	$(126)	$569	$(105)

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statement of Income (1) (continued) (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Class P Shares
Basic and Diluted Earnings (Loss) Per Common Share From Continuing Operations (2)	$0.27	$(0.11)	$0.55	$0.09
Basic and Diluted Loss Per Common Share From Discontinued Operations		(0.04)	—	(0.23)
Total Basic and Diluted Earnings Per Common Share	$0.27	$(0.15)	$0.55	$(0.14)

Class A Shares (2)
Basic and Diluted Earnings (Loss) Per Common Share From Continuing Operations (2)		$(0.13)		$0.05
Basic and Diluted Loss Per Common Share From Discontinued Operations		(0.04)		(0.23)
Total Basic and Diluted Earnings Per Common Share		$(0.17)		$(0.18)

Basic Weighted Average Number of Shares Outstanding
Class P Shares	1,036	320	1,036	245
Class A Shares		522		529

Diluted Weighted Average Number of Shares Outstanding (3)
Class P Shares	1,038	843	1,038	776
Class A Shares		522		529

Declared dividend per common share	$0.40	$0.35	$0.78	$0.67

Notes:
(1)
Includes the operations of EP and its consolidated subsidiaries for the periods after May 25, 2012 and earnings per share reflect the issuance of 330 million shares that were used to provide for the equity portion of the EP acquisition purchase price.

(2)
The Class A shares earnings per share as compared to the Class P shares earnings per share has been primarily reduced by the dividends paid to the Class B shares on February 15 and May 16, 2012. On December 26, 2012, all remaining Class A, B and C shares were converted into Class P shares and cancelled.

(3)
Includes weighted-average restricted shares outstanding. The outstanding KMI warrants and convertible preferred securities (assumed from the May 25, 2012 EP acquisition) were anti-dilutive during the periods presented.

Kinder Morgan, Inc. and Subsidiaries Preliminary Reconciliation of Cash Available to Pay Dividends from Continuing Operations (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income from continuing operations (1)	$781	$37	$1,439	$342
Income from discontinued operations (1) (2)	—	47	—	97
Income attributable to EPB (3)	—	(37)	—	(37)
Distributions declared by EPB for the second quarter and payable in the third quarter of 2012 to KMI (3)	—	82	—	82
Depreciation, depletion and amortization (1) (4)	442	333	854	614
Amortization of excess cost of equity investments (1)	9	2	18	4
Earnings from equity investments (1) (5)	(93)	(92)	(194)	(179)
Distributions from equity investments	98	88	199	168
Distributions from equity investments in excess of cumulative earnings	41	65	78	113
Difference between equity investment distributable cash flow and distributions received (6)	32	18	82	30
KMP certain items (7)	(383)	(19)	(585)	(15)
KMI certain items (8)	10	389	(6)	399
KMI deferred tax adjustment (9)	—	29	—	38
Difference between cash and book taxes	(60)	(227)	220	(147)
Difference between cash and book interest expense for KMI	35	61	10	25
Sustaining capital expenditures (10)	(92)	(71)	(152)	(115)
KMP declared distribution on its limited partner units owned by the public (11)	(515)	(383)	(954)	(747)
EPB declared distribution on its limited partner units owned by the public (12)	(80)	(65)	(158)	(65)
Other (13)	69	50	(44)	3

Cash available to pay dividends	$294	$307	$807	$610

Notes
(1)	Consists of the corresponding line items in the preceding Preliminary Unaudited Consolidated Statements of Income.
(2)	2012 amounts primarily represents income from KMP's FTC Natural Gas Pipeline disposal group, net of tax.
(3)
On May 25, 2012, we began recognizing income from our investment in EPB, and we received in the third quarter the full distribution for the second quarter of 2012 as we were the holder of record as of July 31, 2012.

(4)	Six months'2012 amount includes $7 million associated with KMP's FTC Natural Gas Pipeline disposal group.
(5)	2012 includes $20 million and $42 million for the three and six months ended June 30, 2012, respectively, associated with KMP's FTC Natural Gas Pipeline disposal group.
(6)	Consists of the difference between cash available for distributions and the distributions received from our equity investments.
(7)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset acquisition and/or disposition expenses. Three months 2013 includes $558 million gain on remeasurement of previously held equity interest in Eagle Ford Gathering to fair value and $162 million for legal reserves related to the rate case and other litigation and environmental matters on KMP's west coast Products Pipelines. Six months 2013 includes $225 million pre-tax gain on the sale of Express, and the gain on Eagle Ford fair value remeasurement and reserves for KMP west coast Products Pipelines discussed above. For more information, see KMP’s 2nd Quarter 2013 Earnings Release filed on Form 8-K with the SEC on July 17, 2013.

(8)
Primarily represents pre-tax (income) expense associated with the EP acquisition. For the three and six months ended June 30, 2012 this included (i) $149 million in employee severance, retention and bonus costs; (ii) $87 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules; (iii) $37 million in advisory fees; and (iv) $81 million and $90 million, respectively, for the three and six months ended June 30, 2012 for legal fees and reserves.

(9)	2012 amounts represent an increase in our state effective tax rate as a result of the EP acquisition.
(10)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.

(11)
Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(12)	Declared distribution multiplied by EPB limited partner units outstanding on the applicable record date less units owned by us.
(13)
Consists of items such as timing and other differences between earnings and cash, differences between KMP’s and EPB's cash flow and their distributions, non-cash purchase accounting adjustments related to the EP acquisition and going private transaction primarily associated with non-cash amortization of debt fair value adjustments.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	June 30, 2013	December 31, 2012 (1)
ASSETS

Cash and cash equivalents - KMI	$141	$71
Cash and cash equivalents - KMP	656	529
Cash and cash equivalents - EPB	220	114
Other current assets	2,755	2,960
Property, plant and equipment, net - KMI	2,670	2,735
Property, plant and equipment, net - KMP	26,023	22,330
Property, plant and equipment, net - EPB	5,906	5,931
Investments	6,085	5,804
Goodwill - KMI	17,939	18,133
Goodwill - KMP	6,532	5,417
Goodwill - EPB	22	22
Deferred charges and other assets	5,171	4,139
TOTAL ASSETS	$74,120	$68,185

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt - KMI	$1,901	$1,153
Short-term debt - KMP	1,899	1,155
Short-term debt - EPB	164	93
Other current liabilities	3,369	2,808
Long-term debt - KMI	7,726	9,148
Long-term debt - KMP	17,338	15,907
Long term debt - EPB	4,181	4,254
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments (2)	2,237	2,591
Deferred income taxes	4,113	4,033
Other long-term liabilties	2,553	2,844
Total liabilities	45,581	44,086

Shareholders' Equity
Accumulated other comprehensive loss	(148)	(119)
Other shareholders' equity	13,802	13,984
Total KMI equity	13,654	13,865
Noncontrolling interests	14,885	10,234
Total shareholders' equity	28,539	24,099
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$74,120	$68,185

Debt, net of cash
KMI (3)	$9,486	$10,230
KMP	18,581	16,533
EPB	4,125	4,233
Total Consolidated Debt	$32,192	$30,996

Notes:
(1)	December 2012 balance sheet recast to reflect the transfer of assets among entities under common control.
(2)
Amounts include the fair value of interest rate swaps, debt discounts and premiums, and purchase price allocation adjustments, including adjustments to record EP's debt, including EPB debt, at its May 25, 2012 fair value.

(3)	Amounts exclude the preferred interest in general partner of KMP.